UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        BURNHAM PACIFIC PROPERTIES, INC.
                                (Name of Issuer)

                SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                   12232C108
                            ------------------------
                                 (CUSIP Number)

                                 PATRICK K. FOX
                     WESTBROOK REAL ESTATE PARTNERS, L.L.C.
                              13155 NOEL ROAD-LB54
                                   SUITE 2300
                               DALLAS, TEXAS 75240
                                 (972) 934-0100

                                 with a copy to:

                              ALLEN CURTIS GREER II
                          CADWALADER, WICKERSHAM & TAFT
                                 100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6660
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                JANUARY 29, 1999
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [X]  Rule 13d-1(c)

        [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 12232C108
         ---------------------

CUSIP NO. 12232C108               SCHEDULE 13G                PAGE 2 OF 24 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        WESTBROOK REAL ESTATE PARTNERS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions) (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 2,276,422
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                2,276,422
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,276,422
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions) [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 12232C108               SCHEDULE 13G                PAGE 3 OF 24 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        WESTBROOK REAL ESTATE PARTNERS MANAGEMENT II, L.L.C. --
        I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions) (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 2,276,422
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                2,276,422
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,276,422
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions) [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 12232C108               SCHEDULE 13G                PAGE 4 OF 24 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        WESTBROOK REAL ESTATE FUND II, L.P. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions) (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 2,276,422
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                2,276,422
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,276,422
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions) [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 12232C108               SCHEDULE 13G                PAGE 5 OF 24 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        WESTBROOK REAL ESTATE CO-INVESTMENT PARTNERSHIP II, L.P. --
        I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions) (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 2,276,422
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                2,276,422
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,276,422
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions) [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 12232C108               SCHEDULE 13G                PAGE 6 OF 24 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        WESTBROOK BURNHAM HOLDINGS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions) (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 2,276,422
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                2,276,422
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,276,422
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions) [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 12232C108               SCHEDULE 13G                PAGE 7 OF 24 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        WESTBROOK BURNHAM CO-HOLDINGS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions) (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 2,276,422
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                2,276,422
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,276,422
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions) [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 12232C108               SCHEDULE 13G                PAGE 8 OF 24 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Gregory J. Hartman
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions) (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 2,276,422
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                2,276,422
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,276,422
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions) [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 12232C108               SCHEDULE 13G                PAGE 9 OF 24 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Paul D. Kazilionis
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions) (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 2,276,422
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                2,276,422
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,276,422
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions) [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 12232C108               SCHEDULE 13G               PAGE 10 OF 24 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Jonathan H. Paul
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions) (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 2,276,422
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                2,276,422
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,276,422
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions) [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 12232C108               SCHEDULE 13G               PAGE 11 OF 24 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        William H. Walton III
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions) (A)[ ] (B)[X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 2,276,422
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                2,276,422
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,276,422
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions) [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

                                                             PAGE 12 OF 24 PAGES


ITEM 1(A).        NAME OF ISSUER.

                  Burnham Pacific Properties, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  610 West Ash Street
                  San Diego, California 92101

ITEM 2(A).        NAMES OF PERSONS FILING.

                  (1)  Westbrook Real Estate Partners, L.L.C. ("WREP")
                  (2) Westbrook Real Estate Partners Management II, L.L.C. ("WREM II")
                  (3)  Westbrook Real Estate Fund II, L.P. ("WREF II")
                  (4) Westbrook Real Estate Co-Investment Partnership II, L.P. ("WRECIP II")
                  (5)  Westbrook Burnham Holdings, L.L.C. ("Holdings")
                  (6)  Westbrook Burnham Co-Holdings, L.L.C. ("Co-Holdings")
                  (7)  Gregory J. Hartman ("Hartman")
                  (8)  Paul D. Kazilionis ("Kazilionis")
                  (9)  Jonathan H. Paul ("Paul")
                  (10) William H. Walton III ("Walton")

                  Pursuant to Rule 13d-14 under the Securities and Exchange Act of 1934, as amended, Holdings disclaims beneficial ownership of the Co-Holdings shares; Co-Holdings disclaims beneficial ownership of the Holdings shares; and WREP, WREM II, WREF II, WRECIP II, Hartman, Kaplan, Kazilionis, Paul and Walton each disclaim beneficial ownership of the Holdings shares and the Co-Holdings shares.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

                  (1)-(6), (9) and (10)
                  599 Lexington Avenue, Suite 3800
                  New York, New York  10022

                  (7)
                  345 California Street, Suite 3450
                  San Francisco, California 94104

                                                             PAGE 13 OF 24 PAGES


                  (8)
                  284 South Beach Road
                  Hobe Sound, Florida  33455


ITEM 2(C).        CITIZENSHIP.

                  (1) - (6)  Delaware

                  (7) - (10)  United States of America

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

                  Common Stock, par value $0.01 per share.

ITEM 2(E).        CUSIP NUMBER.

                  12232C108
                  ---------------------

ITEM 3.

                  If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 39a)(6) of the Act (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) [ ]  An   investment    adviser    in    accordance   with
ss.240.13d-1(b)(1)(ii)(E);

                  (f) [ ]  An  employee  benefit  plan   or  endowment  fund  in
accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g) [ ]  A  parent  holding  company  or  control   person  in
accordance with ss.240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                                                             PAGE 14 OF 24 PAGES


                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to ss.240.13d-1(c), check this box [X].

ITEM 4.           OWNERSHIP.

                  (a) Amount beneficially owned:                2,276,422 shares

                  (b) Percent of class:                                     6.7%

                  (c) Number of shares as to which the
                      person has:

                      (i)   Sole power to vote or to direct
                            the vote:                                          0
                      (ii)  Shared power to vote or to direct
                            the vote:                                  2,276,422
                      (iii) Sole power to dispose or to direct
                            the disposition of:                                0
                      (iv)  Shared power to dispose or to direct
                            the disposition of:                        2,276,422

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Inapplicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Inapplicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Inapplicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable.

                                                             PAGE 15 OF 24 PAGES


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 9, 1999

                                          WESTBROOK REAL ESTATE PARTNERS, L.L.C.


                                          By:         /s/ Patrick K. Fox
                                              ----------------------------------
                                              Name: Patrick K. Fox
                                              Title: Attorney-in-Fact



      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             PAGE 16 OF 24 PAGES


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 9, 1998

                                          WESTBROOK REAL ESTATE PARTNERS
                                                MANAGEMENT II, L.L.C.


                                          By:         /s/ Patrick K. Fox
                                              ----------------------------------
                                              Name: Patrick K. Fox
                                              Title: Attorney-in-Fact



      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             PAGE 17 OF 24 PAGES


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 9, 1998

                                          WESTBROOK REAL ESTATE FUND II, L.P.


                                          By:         /s/ Patrick K. Fox
                                              ----------------------------------
                                              Name: Patrick K. Fox
                                              Title: Attorney-in-Fact



      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             PAGE 18 OF 24 PAGES


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 9, 1998

                                          WESTBROOK REAL ESTATE CO-INVESTMENT
                                                  PARTNERSHIP II, L.P.


                                          By:         /s/ Patrick K. Fox
                                              ----------------------------------
                                              Name: Patrick K. Fox
                                              Title: Attorney-in-Fact



      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             PAGE 19 OF 24 PAGES


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 9, 1998

                                          WESTBROOK BURNHAM HOLDINGS, L.L.C.


                                          By:         /s/ Patrick K. Fox
                                              ----------------------------------
                                              Name: Patrick K. Fox
                                              Title: Attorney-in-Fact



      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             PAGE 20 OF 24 PAGES


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 9, 1998

                                          WESTBROOK BURNHAM CO-HOLDINGS, L.L.C.


                                          By:         /s/ Patrick K. Fox
                                              ----------------------------------
                                              Name: Patrick K. Fox
                                              Title: Attorney-in-Fact



      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             PAGE 21 OF 24 PAGES


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 9, 1998




                                                    /s/ Gregory J. Hartman
                                              ----------------------------------
                                              Gregory J. Hartman



      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             PAGE 22 OF 24 PAGES




ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 9, 1998




                                                   /s/ Paul D. Kazilionis
                                             ----------------------------------
                                             Paul D. Kazilionis



      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             PAGE 23 OF 24 PAGES




ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 9, 1998




                                                    /s/ Jonathan H. Paul
                                             ----------------------------------
                                             Jonathan H. Paul



      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             PAGE 24 OF 24 PAGES


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    February 9, 1998




                                                  /s/ William H. Walton III
                                             ----------------------------------
                                             William H. Walton III



      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).